SECOND AGREEMENT REGARDING AMENDMENT OF PROMISSORY NOTE

This Second Agreement Regarding Amendment of Promissory Note (this "Agreement") is entered into effective March 12, 2007 (the "Effective Date") between MICROHELIX, INC., an Oregon corporation ("Maker"), MOORE ELECTRONICS, INC., an Oregon corporation ("Co-Maker"), and MH FINANCIAL ASSOCIATES, LLC, an Oregon limited liability company ("Holder").

RECITALS

A. Maker made and delivered its Promissory Note dated April 8, 2005 in the face amount of $1,250,000 to Marti D. Lundy (the "Original Note"). The Original Note was subsequently amended by Maker and Marti D. Lundy effective July 29, 2005, August 5, 2005, November 18, 2005, January 3, 2006, May 18, 2006 and August 8, 2006.

B. Contemporaneously with the execution and delivery of the Original Note, Marti D. Lundy, Maker and Co-Maker executed and delivered a Security Agreement dated April 8, 2005 (the "Security Agreement"), under which, among other things, Maker and Co-Maker granted to Marti D. Lundy a security interest in the collateral described in the Security Agreement.

C. Holder acquired from Marti D. Lundy all right, title and interest in the Original Note and in the Security Agreement.

D. On or about October 19, 2006, Maker and Holder entered into the following agreements: (a) Agreement Regarding Amendment of Promissory Note; (b) Amended and Restated Promissory Note in the principal amount of $1,028,982; (c) Warrant to Purchase Shares of Common Stock No. Series C-1; (d) Warrant to Purchase Shares of Common Stock No. Series PNote-1; and (e) Registration Rights Agreement. Maker subsequently executed and delivered that certain Warrant to Purchase Shares of Common Stock No. Series C-2 dated November 2, 2006, Warrant to Purchase Shares of Common Stock No. Series PNote-2 dated January 1, 2007. The Warrant to Purchase Shares of Common Stock No. Series C-1, Warrant to Purchase Shares of Common Stock No. Series PNote-1, Warrant to Purchase Shares of Common Stock No. Series C-2 and Warrant to Purchase Shares of Common Stock No. Series PNote-2 may be collectively referred to as the "Existing Warrants."

E. Maker has requested that Holder loan the additional sum of $750,000, and Maker has agreed to loan the additional amount on the terms and conditions set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties to this Agreement agree as follows:

1. Definitions. Capitalized terms used in this Agreement that are not defined herein have the meanings assigned to those terms in the Second Restated Note.

2. Second Restated Note. Simultaneously with execution of this Agreement, Maker and Co-Maker will execute and deliver to Holder a Second Amended and Restated Promissory Note in the principal amount of $1,778,964.25 (the "Second Restated Note"). The Second

Restated Note will be in substantially the form attached hereto as **Exhibit A** and will replace and supersede the Original Note and the Amended and Restated Promissory Note in their entirety. Holder will deliver the original Amended and Restated Promissory Note to Maker for cancellation. The term "Second Restated Note" includes all amendments, modifications, replacements and addenda thereto.

3. Disbursement of Proceeds of Second Restated Note. The proceeds of the Second Restated Note shall be disbursed by Holder in payment of the following: (a) the sum of $150,000 plus accrued interest shall be disbursed as payment of the entire balance due under the Promissory Note held by James M. Williams dated December 28, 2006; (b) all loan fees and costs incurred by Holder as set forth in Section 9 hereof; (c) the success fee and all past-due consulting fees due to Aequitas Capital Management, Inc.; (d) the January, February and March payments due to Holder under the Amended and Restated Promissory Note each in the aggregate amount of $20,000; and (e) all past-due payments owed by Maker to VenCore Solutions LLC as of the date of this Agreement. The remaining balance of the proceeds of the Second Restated Note shall be disbursed to BFI Business Finance ("BFI"), so long as BFI has agreed in writing to make such proceeds immediately available for advances to Maker pursuant to BFI's loan documents.

4. Stock Warrant. As additional consideration to Holder for extending additional credit to Maker and eliminating the conversion rights under the Amended and Restated Promissory Note, Maker will issue and deliver to Holder a warrant or warrants to purchase 10,000,000 common shares of Maker, with an exercise price of $0.001 per share (the "New Warrant"). The New Warrant shall have an exercise period of three (3) years from the date of issuance. The New Warrant will be assignable by Holder and will permit a cashless exercise by Holder. Maker's Board of Directors shall have approved its agreement to issue these warrants as a condition of this Agreement and, if necessary, shall have approved (subject to shareholder approval) an increase in the authorized shares of Maker in order to accommodate the exercise of the New Warrant.

5. Release. Holder, on behalf of its members and managers and its and their respective successors and assigns, hereby releases the respective current and former directors, officers, shareholders, employees and attorneys of Maker and Co-Maker from any and all actions, causes of action, suits, debts, contracts, controversies, agreements, promises, damages, judgments, liabilities, claims or demands whatsoever, whether known or unknown and whether forseen or unforeseen, of whatever kind and based on whatever legal theory, whether in tort, contract or otherwise, or under state or federal law, including without limitation under any federal or state securities laws, relating to or arising out of Holder's investments in and/or loans to Maker. This release shall not apply to Holder's claims for fraud or willful misconduct.

6. Sale of microCoax Assets and Moore Electronics, Inc. Stock. As additional consideration to Holder for extending additional credit to Maker, Maker's Board of Directors shall have approved as of the date of this Agreement (subject to shareholder approval) the sale to Holder or its assigns (the "Purchaser") of all of its microCoax division's assets, which comprise substantially all of the operating assets of Maker, and all issued and outstanding shares of stock of Moore Electronics, Inc. (the "Sale"), with a closing date for such Sale on or before September 30, 2007 (the "Closing Date"). The Sale shall be subject to the following terms and conditions:

6.1. Purchase Price. The purchase price for the Sale shall consist of the release of Maker from liability under the Second Restated Note, including all amendments and modifications thereto, and assumption by the Purchaser or Moore Electronics, Inc. of all loans, debts and payables of Maker.

6.2. Conversion of Series C Preferred Stock. All Series C Preferred Stock of Maker shall be converted into shares of Common Stock of Maker before or concurrently with the closing of the Sale.

6.3. Other Offers. Maker's Board of Directors retains the fiduciary right to obtain a better offer for the purchase of Maker and/or its assets (the "Alternative Sale"), provided that no Event of Default (as defined in the Second Restated Note) has occurred and is continuing, and, subject to Holder's right to close the Sale as set forth in Section 6.4 below, all principal, interest and other amounts due under the Second Restated Note are paid in full before the closing of the Sale and contemporaneously with the closing of the Alternative Sale. Maker shall deliver to Holder, within one business day after receipt by Maker's Board of Directors, any offers for any Alternative Sale.

6.4. Closing. Purchaser may close the Sale at any time following approval of the Sale by Maker's shareholders. Following approval of the Sale by Maker's shareholders, Holder may give Maker notice of its intent to close the Sale. If Maker has not closed an Alternative Sale within 10 days following Holder's notice, Holder and Maker shall proceed to close the Sale within 20 days following Holder's notice or such longer period as is mutually agreed.

7. Shareholder Approval of Available Shares and Sale. Maker will use commercially reasonable efforts to obtain shareholder approval at its 2007 annual meeting of shareholders, which will be held no later than June 30, 2007, to the following: (a) an amendment to its Articles of Incorporation to increase the number of authorized shares of Common Stock to 75 million and to increase the number of shares of Preferred Stock to 10 million and (b) the Sale, subject to the terms set forth in Section 5 above. Maker shall send notice of its annual meeting to shareholders as soon as possible in order to hold the annual meeting no later than June 30, 2007 or, in the case of a delay caused solely due to requests made by the Securities and Exchange Commission ("SEC"), no later than July 31, 2007. In the event the resolutions set forth herein are not approved at the 2007 annual meeting of shareholders, the Company shall use commercially reasonable efforts to obtain shareholder approval of such resolutions at its subsequent special or annual meetings of shareholders.

8. Proxy Statement. Maker shall file a preliminary proxy statement with the SEC within two (2) business days of filing its annual report on Form 10-KSB for the year ended December 31, 2006. Maker shall provide its preliminary proxy statement to Holder at least five (5) business days prior to filing it with the SEC, and if requested by Holder, shall include additional matters for consideration and approval by the Maker's shareholders to facilitate potential merger and acquisition transactions between Maker and third parties.

9. Fees and Expenses. Simultaneously with execution of this Agreement, Maker shall pay Holder a fully-earned non-refundable loan fee of $18,000 for the extension of credit to

Maker and shall reimburse Holder for all reasonable fees, charges and other expenses which are incurred by Holder in connection with the negotiation and documentation of the transactions referred to herein and in the Forbearance and Waiver Agreement of even date herewith, including without limitation attorney fees (including fees of in-house counsel), collateral appraisal costs, travel costs, lien search fees and filing fees.

10. Representations and Warranties. Maker and Co-Maker represent and warrant to Holder, as of the date of this Agreement, and at all times the Second Restated Note is outstanding:

10.1. Organization. Maker and Co-Maker are, and at all times shall be, duly organized and validly existing under and by virtue of the laws of the state of their incorporation or formation. Maker and Co-Maker are duly authorized to transact business in all other states in which Maker and Co-Maker are doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Maker and Co-Maker are doing business. Specifically, Maker and Co-Maker are, and all times shall be, duly qualified to do business in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. Maker and Co-Maker have the full power and authority to own their properties and to transact the business in which they are presently engaged or presently propose to engage. Maker and Co-Maker maintain their principal office at 19500 SW 90th Court, Tualatin, Oregon 97062. Unless Maker and Co-Maker have designated otherwise in writing, the principal office is the office at which Maker and Co-Maker keep their books and records including its records concerning the Collateral for the Second Restated Note. Maker and Co-Maker will notify Holder at least thirty (30) days prior to any change in the location of Maker's or Co-Maker's state of organization or any change in Maker's or Co-Maker's name. Maker and Co-Maker shall use their commercially reasonable best efforts do all things necessary to preserve and to keep in full force and effect their existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Maker, Co-Maker and their business activities.

10.2. Authorization. Maker's and Co-Maker's execution, delivery and performance of this Agreement and all of their respective agreements referred to herein, including without limitation, the Second Restated Note and New Warrant, have been duly authorized by all necessary action by Maker and Co-Maker and does not conflict with, result in a violation of, or constitute a default under (1) any provision of Maker's or Co-Maker's articles of incorporation, other organizational documents or agreements or instruments binding upon Maker or Co-Maker or (2) any law, governmental regulation, court decree or order applicable to Maker, Co-Maker or their properties.

10.3. Financial Information. Each of Maker's and Co-Maker's financial statements supplied to Holder truly and completely disclosed in all material respects Maker's and Co-Maker's financial condition as of the date of the statement, and there has been no material adverse change in Maker's or Co-Maker's financial condition subsequent to the date of the most recent financial statement supplied to Holder. Maker and Co-Maker have no material contingent obligations except as disclosed in such financial statements.

10.4. Legal Effect. This Agreement constitutes, and any instrument or agreement Maker and/or Co-Maker are required to give under this Agreement when delivered will constitute, legal, valid and binding obligations of Maker and/or Co-Maker, as applicable, enforceable against them in accordance with their respective terms, subject only to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and the award by courts of money damages rather than specific performance of contractual provisions involving matters other than the payment of money.

10.5. Capitalization. The shares of Common Stock to be issued by Maker upon exercise of the Existing Warrants and New Warrant will be, when issued in accordance therewith, duly authorized, validly issued, fully paid and nonassessable. Maker covenants to use its commercially reasonable best efforts to cause its shareholders to approve an increase in the authorized but unissued shares of its Common Stock to seventy-five million (75,000,000) shares at Maker's 2007 annual meeting of shareholders.

10.6. Properties. Except as contemplated by this Agreement or as previously disclosed in Maker's or Co-Maker's financial statements or in writing to Holder (including specifically prior liens granted to BFI Business Finance and VenCore Solutions) and as accepted by Holder, and except for property tax liens for taxes not presently due and payable, Maker and Co-Maker own and have good title to all of their properties free and clear of all security interests, and have not executed any security documents or financing statements relating to such properties. All of Maker's and Co-Maker's properties are titled in their respective legal name, and Maker and Co-Maker have not used or filed a financing statement under any other name for at least the last five (5) years.

10.7. Litigation and Claims. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Maker or Co-Maker are pending or, to Maker's or Co-Maker's knowledge, threatened.

10.8. Taxes. To the best of Maker's and Co-Maker's knowledge, all of Maker's and Co-Maker's tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Maker or Co-Maker in good faith in the ordinary course of business and for which adequate reserves have been provided.

10.9. Lien Priority. Unless otherwise previously disclosed to Holder in writing (including specifically prior liens granted to BFI Business Finance and VenCore Solutions), Maker and Co-Maker have not entered into or granted any security agreements, or permitted the filing or attachment of any security interests on or affecting any of the collateral securing repayment of the Second Restated Note (the "Collateral"), that would be prior or that may in any way be superior to Holder's security interests and rights in and to such Collateral.

11. Affirmative Covenants. Maker and Co-Maker covenant and agree with Holder that, so long as the Second Restated Note remains outstanding and unpaid, Maker and Co-Maker will:

11.1. Notices of Claims and Litigation. Promptly inform Holder in writing of (1) all material adverse changes in Maker's or Co-Maker's financial condition, and (2) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Maker or Co-Maker which could materially affect the financial condition of Maker or Co-Maker.

11.2. Financial Records. Maintain its books and records in accordance with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis, and permit Holder to examine and audit Maker's and Co-Maker's books and records at all reasonable times, subject to any applicable confidentiality agreements entered into by Holder.

11.3. Financial Statements. Furnish Holder with the following:

(a) Management Report. A monthly management report within twenty (20) business days following month-end that includes a detailed review of operations, the month and year to date results against budget, the results against plan of the major initiatives undertaken by the Maker including cost controls, gross margin enhancement, revenue growth, inventory reductions, and accounts receivable and payables management. The report will address any deficiencies and the actions to correct those deficiencies.

(b) Monthly Statements. Monthly internally prepared financial statements by the 20th day of each month, including a statement of profit and loss and balance sheet.

(c) Cash Flow Forecasts. A twelve-week cash flow forecast in a form acceptable to Holder on Monday of each week.

(d) Monthly Agings and Other Reports. Monthly Accounts Receivable Aging, Accounts Payable Aging, Raw Materials Inventory Report and Finished Goods Inventory Report within five business days following month end.

(e) BFI Borrowing Base Certificate. As soon as available each month, a copy of the BFI Business Finance borrowing certificate issued at a date closest to the end of each month.

(f) Monthly Review of Operations. By the 20th day of each month, Borrower's CEO and CFO will make themselves available to conduct a meeting with representatives of Holder regarding a review of operations for the prior month and year to date in such detail and covering such subjects as Holder's representatives reasonably request.

11.4. GAAP. Cause all financial reports required to be provided under this Agreement to be prepared according to GAAP, applied on a consistent basis, and certified by Maker as being true and correct in all material respects.

11.5. Additional Information. Furnish such additional information and statements as Holder may reasonably request from time to time.

11.6. Insurance. Maintain fire and other risk insurance, public liability insurance and such other insurance as is reasonable and customary for businesses similar to Maker and Co-Maker.

11.7. Taxes, Charges and Liens. Except those presently being or to be contested by Maker or Co-Maker in good faith in the ordinary course of business and for which adequate reserves have been provided, pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Maker, Co-Maker or their properties, income or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Maker's or Co-Maker's properties, income or profits.

11.8. Performance. Perform and comply in a timely manner with all terms, conditions and provisions set forth in this Agreement, in the Second Restated Note, and in all other instruments and agreements between Maker and/or Co-Maker and Holder (the "Related Documents"). Maker and Co-Maker shall notify Holder immediately in writing of any default in connection with this Agreement, the Second Restated Note or any Related Documents.

11.9. Operations. Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; provide written notice to Holder of any change in executive and management personnel; and conduct its business affairs in a reasonable and prudent manner.

11.10. Compliance with Governmental Requirements. Comply in all material respects with all laws, ordinances and regulations, now or hereafter in effect, of all governmental authorities, applicable to the conduct of Maker's and Co-Maker's properties, businesses and operations. Maker and Co-Maker may contest in good faith any such law, ordinance or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Maker or Co-Maker have notified Holder in writing prior to doing so and so long as, in Holder's sole opinion, Holder's interests in the Collateral are not jeopardized. Holder may require Maker or Co-Maker to post adequate security or surety bond, reasonably satisfactory to Holder, to protect Holder's interest.

11.11. Inspection. Permit employees or agents of Holder at any reasonable time and upon reasonable notice to inspect any and all Collateral for the Second Restated Note and Maker's and Co-Maker's other properties and to examine or audit Maker's and Co-Maker's books, accounts and records and to make copies and memoranda of Maker's and Co-Maker's books, accounts and records, subject to any applicable confidentiality agreements entered into by Holder. If Maker or Co-Maker now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the

generation of such records) in the possession of a third party, Maker and Co-Maker, upon request of Holder, shall notify such party to permit Holder free access to such records at all reasonable times and to provide Holder with copies of any records it may request, all at Maker's and Co-Maker's expense, subject to any applicable confidentiality agreements entered into by Holder.

11.12. Compliance Certificates. Unless waived in writing by Holder, provide Holder with a certificate executed by Maker's chief financial officer, or other officer or person acceptable to Holder, certifying that the representations and warranties set forth in this Agreement are true and correct in all material respects as of the date of the certificate and further certifying that, as of the date of the certificate, no Event of Default has occurred and no event has occurred which, with the passage of time or otherwise, would constitute an Event of Default. Such certificate shall be provided simultaneously with the provision of monthly financial statements pursuant to Sections 10.3(b) hereof.

11.13. Additional Assurances. Make, execute and deliver to Holder such promissory notes, mortgages, deeds of trust, security agreements, assignments, financing statements, landlord waivers, instruments, documents and other agreements as Holder or its counsel may reasonably request to evidence and secure the Second Restated Note and to perfect all related security interests. If BFI Finance releases Co-Maker's stock from the current stock pledge, Maker will pledge Co-Maker's stock to Holder to perfect Holder's security interest in such stock.

12. Holder's Expenditures. If any action or proceeding is commenced that would materially affect Holder's interest in the Collateral or if Maker or Co-Maker fails to comply with any provision of this Agreement or the Second Restated Note or the Related Documents, including but not limited to Maker's or Co-Maker's failure to discharge or pay when due any amounts Maker or Co-Maker is required to discharge or pay under the Second Restated Note or any Related Documents. Holder, on Maker's or Co-Maker's behalf, may (but shall not be obligated to) take any action that Holder deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral. All such expenditures incurred or paid by Holder for such purposes will then bear interest at the rate charged under the Second Restated Note from the date incurred or paid by Holder to the day of repayment by Maker or Co-Maker. All such expenses will become a part of the Second Restated Note balance and, at Holder's option, will (a) be payable on demand; (b) be added to the balance of the Second Restated Note and be apportioned among and be payable with any installment payments to become due during the remaining term of the Second Restated Note; or (c) be treated as a balloon payment which will be due and payable at the Second Restated Note's maturity.

13. Negative Covenants. Maker and Co-Maker covenant and agree with Holder that while the Second Restated Note is outstanding and unpaid, Maker and Co-Maker shall not, without the prior written consent of Holder:

13.1. Indebtedness and Liens. (a) Except as contemplated under the existing loan agreements with BFI Finance and VenCore Solutions, as such loan agreements may be amended or replaced from time to time, and except for trade debt incurred in the normal course

of business and indebtedness to Holder contemplated by this Agreement, create, incur or assume indebtedness for borrowed money, including capital leases, (b) sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Maker's or Co-Maker's assets, or (c) sell any of Maker's or Co-Maker's accounts, except to Holder.

13.2. Continuity of Operations. (a) Engage in any business activities substantially different than those in which Maker and Co-Maker are presently engaged, (b) acquire any other entity, merge with any other entity where Maker or Co-Maker is the surviving entity, consolidate with any other entity, change its name, or transfer or sell Collateral, except for sales of inventory in the ordinary course of business and pursuant to security agreements with BFI Finance or VenCore Solutions or their successors or assigns, or (c) make any distribution to shareholders or with respect to any capital account, whether by reduction of capital or otherwise, except a distribution to pay taxes attributable to pass-through taxable income from Maker.

13.3. Loans, Acquisitions and Guaranties. Other than in the ordinary course of business: (a) Loan, invest in or advance money or assets, (b) purchase, create or acquire any interest in any other enterprise or entity, or (c) incur any obligations as surety or guarantor.

14. Additional Documents. The parties will sign and deliver such additional documents and take such further actions as may be reasonably necessary to further effect and evidence this Agreement.

15. Attorney Fees. If any party to this Agreement breaches any term of this Agreement, the other party shall be entitled to recover all costs and expenses, including reasonable attorney fees, incurred to enforce the terms of this Agreement, whether or not suit is filed, including such costs or fees as may be awarded at trial, in arbitration, or in bankruptcy proceedings, and in any appeal of such suit or action.

16. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

17. Time of Essence. Time is of the essence for each and every provision of this Agreement.

18. Entire Agreement. This Agreement sets forth the understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter.

19. Amendment. This Agreement may be amended only by an instrument or writing executed by all of the parties hereto.

20. Governing Law; Venue. This Agreement will be governed by the laws of the State of Oregon, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing this Agreement. Venue for any dispute or litigation arising out of this Agreement shall be in the courts of Multnomah County, Oregon regardless of any change in the residence of a party hereafter.

21. Execution and Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall not be effective unless Maker, Co-Maker and Holder execute this Agreement.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement.

microHelix, Inc.

By: /s/ Tyram H. Pettit
Tyram H. Pettit, President and CEO

MOORE ELECTRONICS, INC.

By: /s/ Steve Ashton
Name: Steve Ashton
Title: President & CEO

MH FINANCIAL ASSOCIATES, LLC
By: Aequitas Capital Management, Inc., its Manager

By: /s/ Robert J. Jesenik
Robert J. Jesenik, CEO